Avis Budget Group Appoints Joe Ferraro Chief Executive Officer

Bernardo Hees Named Executive Chairman

PARSIPPANY, N.J., June 15, 2020 - Avis Budget Group, Inc. (NASDAQ: CAR) today announced that its Board of Directors has appointed Joe Ferraro, who has been serving as interim Chief Executive Officer, as CEO, effective immediately. The Company also announced that Bernardo Hees, who has been serving as Independent Chairman of the Board, has been named Executive Chairman. Mr. Hees will partner closely with Mr. Ferraro and the rest of the management team in the areas of strategy, finance and digital mobility initiatives to help drive the performance of the Company.

Joe Ferraro assumed the role of interim Chief Executive Officer of Avis Budget Group at the start of 2020. Mr. Ferraro, a long-time Avis Budget executive, most recently spent five years as President of the Americas division, where he was responsible for the Company’s Avis, Budget, Payless and Zipcar brands in North and South America, including Latin America and the Caribbean.

Commenting on Mr. Ferraro’s appointment, Mr. Hees said: “The Board of Directors is pleased to appoint Joe as our new Chief Executive Officer. As interim CEO, Joe has demonstrated an unparalleled ability to lead the organization and inspire his colleagues in the face of unprecedented challenges to our business. Joe’s collaborative leadership style and decisive strategic actions, including right-sizing our business to meet current demand, strengthening our balance sheet, and inspiring our team, have enabled Avis Budget Group to confront the challenges of the COVID-19 pandemic while continuing to innovate and serve our customers. I look forward to continuing to partner with Joe to position the Company for long-term performance.”

“I’m honored to serve as the CEO of Avis Budget Group, a company where I have spent most of my career, and I deeply appreciate the trust the Board and my colleagues have placed in me,” said Mr. Ferraro. “Over the past few months, our ability to act quickly to reposition the business for success is a testament to the outstanding work and dedication of all our employees. I am confident we have the team and tools to provide our customers with innovative, safe and quality service as the travel industry begins to reopen.”

Lynn Krominga, Director, and Chair of the Corporate Governance and CEO Search Committees of the Avis Board, stated, “The search committee and the entire Board are excited Bernardo has taken on this new and important role. We are confident he and Joe are the ideal team to move the Company forward in this unprecedented and challenging time, as well as over the long-term.”

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group is headquartered in Parsippany, N.J.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our future results, the impact of the coronavirus and the timing of and extent to which the travel industry will reopen, are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the severity and duration of the COVID-19 outbreak and related travel restrictions, the ability or desire of people to travel due to travel restrictions and stay-at-home and other similar orders, the possibility of future waves of coronavirus infections and the other factors described in the “Risk Factors” and “Forward-Looking Statements” sections of Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended March 31, 2020. Accordingly, actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contact
David Calabria
IR@avisbudget.com

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